EXHIBIT 99.1

Date: September 13, 2006 Contact:	Media
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com
JANE M. KENNY ELECTED TO
NEW JERSEY RESOURCES BOARD OF DIRECTORS
WALL, N.J. — New Jersey Resources (NJR) today announced the election of Jane M. Kenny to its Board of Directors. Ms. Kenny is a senior vice president at The Whitman Strategy Group, a consulting firm specializing in government relations and environmental and energy issues.
“Jane Kenny is an accomplished leader with an understanding of the issues facing our industry today. Her insight and expertise is a welcome addition to our board,” said Laurence M. Downes, chairman and CEO of NJR. “With her knowledge of energy issues and awareness of the nation’s environmental challenges, she will truly be an asset to NJR.”
Kenny has held high-level management positions in the private sector, as well as various government agencies. Prior to joining The Whitman Strategy Group, she served as Regional Administrator of the U.S. Environmental Protection Agency (EPA). There, she managed 1,000 EPA engineers, lawyers, chemists, biologists and public outreach specialists and a billion dollar budget, while overseeing the agency’s work in New York, New Jersey, Puerto Rico and the Virgin Islands. Her major accomplishments at the EPA include signing the historic decision to remediate the Hudson River, negotiating an agreement with General Electric to design the river’s clean up and directing a highly successful community outreach plan involving key stakeholders of the community.
Prior to these accomplishments, Kenny was New Jersey’s Commissioner of the Department of Community Affairs where she was credited with devising and implementing key urban economic and neighborhood development programs. The many initiatives she spearheaded included new urban redevelopment programs, the nation’s first building rehabilitation code and the financing of a record number of affordable housing units. Her efforts earned recognition from the Ford Foundation and Good Housekeeping Magazine, which presented her with their Women in Government Award and called her a “city saver.” She also received the “Public Official of the Year” award from Governing Magazine and was inducted as a Fellow of the National Academy of Public Administrators.
Kenny, who teaches a seminar on the environment and public policy at Douglass College, Rutgers University, was the first person to hold the position of Visiting Leadership and Policy Fellow at Rutgers Institute for Women’s Leadership. She also serves on the boards of New Jersey Future and the Sustainable State Institute for New Jersey.
New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 468,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is a leader in the unregulated energy services market, providing customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.
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